Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1.   ATL Products UK Ltd., a United Kingdom corporation
2.   Quantum International Inc., a Delaware corporation
3.   Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation
4.   Quantum Peripherals (Europe) Sárl., a Swiss corporation
5.   Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation
6.   Quantum Distribution (UK) Limited, a United Kingdom corporation
7.   Quantum Storage Australia Pty. Ltd., an Australian corporation
8.   Quantum Storage Germany GmbH, a German corporation
9.   Quantum Storage France, a French corporation
10. Quantum Storage Japan Corporation, a Japanese corporation
11. Quantum Storage Singapore Pte. Ltd., a Singapore private company
12. Quantum Storage Solutions (M) Sdn. Bhd., a Malaysian corporation
13. Quantum Storage UK Ltd., a United Kingdom corporation
14. SANlight, Inc., a Delaware corporation
15. Certance Holding Corporation, a Delaware corporation
16. Certance LLC, a Delaware limited liability company
17. Certance (US) Holdings, Inc., a Delaware corporation
18. Certance International, a Cayman Islands company
19. M4 Data (Holdings) Ltd.